Exhibit 10.13

Veritone, Inc.

3366 Via Lido

Newport Beach, CA 92663

May 9, 2017

John A. Ganley, Jr.

25686 Rolling Hills Road

Laguna Hills, CA 92653

Re: Offer of Employment

Dear John:

This offer supersedes the offer letter dated December 21, 2016. Veritone, Inc. (the “Company”) is pleased to offer you full-time employment on the following terms:

1. Position. You will be employed in the full-time position of Executive Vice President, Human Resources. In this position, you will report to Chad Steelberg, Chief Executive Officer, or as otherwise directed by the Company’s Chief Executive Officer, and your base of employment will be the Company’s headquarters in Newport Beach, California. A description of this position, and other job-related expectations, will be provided to you after you commence your employment. Your employment status will be exempt and therefore ineligible for overtime.

As a full-time employee, the Company requires that you devote your full business time, attention, skills and efforts to the duties and responsibilities of your position.

2. Cash Compensation. In this position, you will earn a salary, initially payable at the approximate gross rate of eight thousand three hundred thirty three dollars and thirty three cents ($8,333.33) per semi-monthly pay period (two hundred thousand dollars – $200,000.00 annualized). Salaries may be reviewed from time to time by the Company, and adjusted upon notice to you. In addition to your salary, you will be eligible for performance-based variable compensation with your first year targeted at twenty thousand dollars ($20,000), payable quarterly, upon your achievement of mutually agreed to objectives.

All compensation is payable less deductions authorized by you, all tax withholdings and other amounts as the Company, in its sole discretion, deems necessary or permitted by applicable law, and subject to adjustment for approved unaccrued sick or vacation time. Compensation will be paid in accordance with the Company’s established policies and procedures, and regular pay days. If the Company implements a variable comp plan, you may be eligible.

3. Equity. Subsequent to the commencement of your employment, and satisfaction of all of the conditions to employment set forth below, and subject to the approval of the Company’s Board of Directors, the Company shall grant you an option (the “Option”) to purchase shares of the Company’s common stock. Such grant shall be for a total of twenty four thousand (24,000) shares of the Company’s common stock at a per share purchase price equal to the fair market value of the Company’s common stock as determined by the Company’s Board of Directors in its sole discretion as of the date of grant. The Option will be subject to the terms and conditions of the Company’s 2017 Stock Incentive Plan, as amended from time to time (the “Plan”), or such other Plan as may then be in effect, and shall be subject to a stock option grant notice and stock option agreement. The Option shall vest over a four (4) year schedule, starting January 30, 2017, with twenty five percent (25%) of the shares subject to the Option becoming vested upon your completion of twelve (12) months of continuous Service, and 1/48th of the shares vesting for each full month of your continuous Service thereafter.

In the event of a Change in Control of the Company (as defined in the Plan) where the Company’s acquirer assumes the Plan and continues your employment with the Company, then a portion of your then unvested options equal to the lesser of (a) twenty-five percent (25%) of the share initially subject to such option and (b) the number of options that shall remain unvested as the date of the Change in Control (“Remaining Unvested Options”) shall immediately vest in full, and the balance of such Remaining Unvested Options shall vest monthly on a straight line basis (1/12th per month) over the twelve (12) months immediately subsequent to the date of the Change in Control, the balance of the Remaining Unvested Options shall immediately vest.

Veritone, Inc. 3366 Via Lido, Newport Beach, CA 92663

4. Employee Benefits. You will be eligible for all employee benefits and to participate in all employee benefit plans the Company makes available to its full-time employees subject to the terms and conditions of the personnel policies or benefit plans, as applicable, governing the benefits. Generally, these benefits and benefit plans include paid sick time, paid vacation time, paid holidays, health insurance, and a Section 401(k) retirement savings plan. The Company reserves the right to change compensation and benefits from time to time as it deems appropriate or necessary.

As you work, you will accrue vacation at a rate equal to ten (10) days of paid vacation and sick time at a rate equal to five (5) days paid sick time each calendar year (prorated for any partial year of service) pursuant to the Company’s then existing vacation and sick policies.

5. At-Will Employment. Your employment relationship with the Company is at all times “at will.” This means that both you and the Company retain the right to terminate the employment relationship at any time, with or without cause or any particular notice or procedures. It also means that the Company reserves the right to determine and change, in its sole business judgment and discretion, your job title, duties, reporting relationship, base of employment, sales territory, cash compensation, employee benefits and benefit plans it makes available to employees, and other policies and any other term and condition of your employment.

The first ninety (90) days of employment is an introductory period. During this time, you are able to learn about the Company, your position, and your new surroundings. Your job performance, attendance, attitude and overall interest in your job will be observed by your supervisor. Throughout the introductory period, the Company will assess your suitability as an employee. Should you fail to demonstrate the commitment, performance and attitude expected by the Company, you may be terminated at any time during the introductory period. Completion of the introductory period does not change or alter the at-will employment relationship. You will continue to have the right to terminate employment at any time, with or without cause or notice, and the Company has a similar right. For reasons identified by management, the Company may choose to extend your introductory period as necessary to provide you a further opportunity to demonstrate your ability to perform your job, and you will be notified if your introductory period is extended.

6. Compliance Law & Company Policies. As a condition of your employment with the Company, you will be required to comply with applicable laws, and abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time, including, but not limited to, its equal employment opportunity, anti-harassment, conflict of interest and business ethics policies.

7. Conditions of Offer & Employment. The following conditions apply to this offer, and employment pursuant to this offer:

•	You represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, the Company as its employee; (ii) you have not and shall not bring onto Company premises, or use or disclose, directly or indirectly, in the course of your employment with the Company, any confidential or proprietary information or trade secrets of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations, promises or agreements not expressly contained in this letter.

•	All information you provided to the Company regarding your experience, skills, accomplishments, credentials and background experience are true and correct and without omission.

•	In accordance with federal law, you will be able to provide and you will provide the Company with documents that establish your identity and right to work for the Company in the United States. A list of all acceptable documents can be found online within the Form I-9 instructions at http://www.uscis.gov/sites/default/files/files/form/i-9.pdf. You must provide these documents for the Company’s inspection within the first three (3) days of employment.

Veritone, Inc. 3366 Via Lido, Newport Beach, CA 92663

•	Your consent to reference and background checks, and the results of the foregoing are satisfactory to the Company. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory, you should defer reliance on this offer. You will be provided with a disclosure of your rights under the relevant federal and state law, and an authorization for you to sign permitting the Company, through a third party, to perform and receive the results of a background check.

•	Your return of the enclosed copy of this letter, after being signed by you without modification, no later than May 9, 2017, after which time this offer will expire.

•	Your return of a completed and signed Employment Application.

•	Your return of a completed and signed Employee Non-Disclosure and Proprietary Information and Inventions Agreement without modification (“PIIA”). You must return your signed PIIA with a signed copy of this letter.

If you accept this offer, this letter, together with your signed PIIA, will constitute your complete and exclusive agreement with the Company concerning your employment with the Company. The terms in this letter supersede any other representations, negotiations or agreements made to you by the Company and any person associated with the Company, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s business judgment and discretion in this letter) without a written agreement signed by you and a duly authorized Executive Officer of the Company. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing

If you wish to accept employment with the Company under the terms described above, please sign and date this letter along with all of the above referenced pre-employment documents, and return them to veritonehr@managease.com by May 9, 2017, after which the offer expires and becomes null and void. If you choose to accept, your start date will be on or before May 10, 2017 subject to the results of the background check.

John, on behalf of the Company, I look forward to your favorable reply, and to a productive and enjoyable work relationship.

Sincerely,

VERITONE, INC.

/s/ Ryan Steelberg

Ryan Steelberg

President

Enclosures

I accept the foregoing offer of employment. I have read and understand and agree to its terms. I understand that this offer sets forth the entire agreement between myself and the Company, regarding the terms of employment and supersedes any prior agreements, understanding or discussion which I may have prior to signing this offer letter.

/s/ John A. Ganley, Jr.	5/9/17
John A. Ganley, Jr.	Date

Veritone, Inc. 3366 Via Lido, Newport Beach, CA 92663